Exhibit 21.1

               DIGITALTHINK, INC.--SUBSIDIARIES (All 100% Owned)

Subsidiaries of the Registrant       State or Other Jurisdiction of Incorporation
----------------------------------   ---------------------------------------------
Arista Knowledge Systems, Inc.       Delaware
DigitalThink UK, Ltd.                United Kingdom
LearningByte International, Inc.     Minnesota
TCT Technical Training Pvt. Ltd.     India

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